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July 15, 1999

Mr. William G. Buriak
39 River Bend Road
Clinton, NJ 08809-1044

Dear Bill:

The following will confirm the offer of employment to you with The Credit Store.

1. Employment will begin on 7/26/99 as Chief Information Officer. Your annual salary will be $160,000, with pay periods occurring on the 15th and 31st of each month. Should a payroll period occur on a Saturday or Sunday, the payroll check is issued the previous Friday. You will also be eligible to participate in all employee benefit plans effective 8/1/99.
2. Since you are relocating to Sioux Falls, South Dakota, we will pay relocation costs per the attached policy.
3. You will receive 10,000 stock options to be issued as of your employment date to be vested and exercisable after the 6 month anniversary of your employment date. The options will expire the 5th year after your anniversary date. The options will be issued on a standard form as approved by the Board of Directors.
4. If you voluntary leave your employment at any time, no further compensation will be due. Your employment will be on an "at will" basis. Should your employment be terminated by the company prior to one year, you will be given 6 months severance pay which shall be distributed to you as salary during the severance period, as well as payment of relocation costs to your new location.
5. You understand if you leave our employ, you will not compete with our sub-prime credit card business for one year from the date of leaving, nor will you use, in any way, any proprietary or confidential information obtained in the course of your employment. A separate, non-compete document will be provided on the date of your employment.

Please confirm our understanding, of your employment, by signing this letter, as indicated below.

Sincerely,                                       Confirmed and Agreed to:


  /s/  Kevin T. Riordan                            /s/  William G. Buriak
-----------------------------                    -----------------------------
Kevin T. Riordan, President                      William G. Buriak


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                                THE CREDIT STORE
                                RELOCATION POLICY



o The Company will reimburse the employee for any necessary house hunting trips, with the number of trips to be discussed and approved by the President. Reimbursement will include all expenses, within reasonable limits incurred by the employee and their family for travel, lodging, three meals per day for the employee and their family, and car rental, if necessary. Receipts are required for reimbursement.

o If you begin working in Sioux Falls before finding a home and moving, the Company will pay for interim living expenses for up to eight weeks for the employee and their family. Interim living expenses, while in Sioux Falls, will be paid for the employee only until such time that the employee relocates to Sioux Falls, but in no event more for more than one year following the commencement of employment. The employee will relocate to Sioux Falls within one year and has agreed to relocate as soon as it is possible to do so.

o The Company will reimburse the cost of meals, lodging and mileage for the employee and their family while enroute to the new residence. Receipts are required. Travel will be by the most direct route, without reimbursement for unnecessary stop overs. Mileage at the current Company rate of $.31 per mile will be paid for one car.

o The transportation of the employee's household goods will be arranged by the Director of Human Resources.

o The Company will pay for all reasonable charges for packing at origin and unpacking the truck at the destination; the costs for one pick-up at origin and one delivery at the destination; and normal appliance servicing, such as securing motors in washers, dryers and refrigerators during packing and unpacking.

o    Expenses not eligible for reimbursement include, but are not limited to:

     o   Storage charges
     o   Unpacking of boxes at the new location;
     o   Cleaning services at either location;
     o   Transportation of an automobile by the moving company;
     o   Transportation of pets;
     o   Set-up of play equipment;
     o   Transportation of boats;
     o   Cost of special insurance or handling of items of extraordinary value;
     o   Overtime charges due to a week-end or holiday delivery.


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o    Employees who are homeowners and who purchase a home at the new location within one year of employment will be reimbursed for closing costs on the purchase of a new home. Reimbursed expenses include customary and usual fees for loan origination (for a maximum or 1% or $1,000), mortgage registration, appraisal, recording, assumption, attorney title work, and lender's title insurance if required by the lender.

o Employees who are homeowners and who sell their home within one year of their employment will be reimbursed for the realtor's commission on the sale of their home.

o Employees who are homeowners at their previous location and are buying a home at the new location will receive a $2,500 settling in allowance to cover miscellaneous expenses incurred in moving. The miscellaneous moving allowance is given to assist in the cost of services and goods not reimbursed by the Company. These services include, but are not limited to, loan discount fees, license fees, rental deposits, utility deposits, draperies, costs of moving automobiles on the moving van, take down and set up of play equipment, and movement of pets and boats.

Eligibility for relocation benefits ends if the employee leaves the Company. This includes, but is not limited to any pending payments and tax coverage.